UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 28, 2004

OXFORD FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-50049 (Commission File Number)	01-0615368 (I.R.S. Employer Identification No.)

133 North Fairfax Street
Alexandria, VA 22314
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 519-4900

Item 2. Acquisition or Disposition of Assets.

     On January 28, 2004, Oxford Finance Corporation (the “Company”) entered into a definitive Asset Purchase Agreement (the “Agreement”) with Oxford Finance Acquisition Corp, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Sumitomo Corporation of America, a New York corporation and integrated global trading firm with diversified investments in businesses producing both capital and consumer products (“Sumitomo”). Under the Agreement, Purchaser will acquire all of the assets and assume certain liabilities related to the Company’s business of providing senior secured equipment financing primarily to emerging-growth life science companies (the “Business”). For example, Purchaser will acquire assets that include, without limitation, all of the Company’s financing contracts, leases, securities or warrants issued in connection with any financing contract and all intangible assets, such as the rights to use the name “Oxford Finance Corporation”.

     During the latter part of 2003, the Company engaged a financial advisor to assist management and investigate various strategic alternatives for the Company, including a possible sale of the Company. After reviewing the various alternatives and analyzing comparative transactions, the Company entered into purchase price negotiations with Purchaser. As a result, the parties agreed based on the assets being sold, liabilities being assumed and current stockholder value, that the purchase price will consist of an initial payment at the closing of $49 million in cash and an additional contingent payment of up to $2 million, which shall be paid within 90 days of the closing and is subject to certain post-closing adjustments fully described in the Agreement.

     Consummation of the Agreement is contingent upon several conditions set forth in the Agreement, including the approval of the Agreement by the Company’s stockholders. In connection with the Agreement, the stockholders will also be asked to approve a Plan of Liquidation and Dissolution, under which the Company will take the necessary steps to dissolve its status as a corporation under Maryland law, revoke its status as a business development company under the Investment Company Act of 1940, as amended, and distribute any remaining assets, less related expenses, to its stockholders.

     The Company expects the transaction to close during the end of the first quarter or early during the second quarter of 2004, subject to certain customary closing conditions. The Asset Purchase Agreement is attached hereto as exhibit 2.1 and is incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed as a part of this report:

2.1	Asset Purchase Agreement between Oxford Finance Corporation and Oxford Finance Acquisition Corp, dated January 28, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2004	Oxford Finance Corporation

	By:	/s/ J. Alden Philbrick IV J. Alden Philbrick IV
President and Chief Executive Officer

EXHIBIT INDEX

2.1	Asset Purchase Agreement between Oxford Finance Corporation and Oxford Finance Acquisition Corp, dated January 28, 2004.